Exhibit 10.4

Supply Agreement

This Supply Agreement (the "Agreement"), dated as of January 13, 2009, is entered into by and among Southern Slope, Inc., a Nevada corporation whose address is P.O. Box 406, Twin Falls, ID 83303-0406 ("Southern Slope"), Black Rock Ag., Inc., an Idaho corporation whose address is 2927 North 4300 East, Murtaugh, ID 83344 ("Black Rock," and together with Southern Slope, the "Growers," and each, a "Grower"), Cummins Family Produce, Inc., an Idaho corporation whose address is 2570 Eldridge Ave., Twin Falls, Idaho 83301 ("CFP"), and solely for the limited purposes set forth in Section 7.2 hereof, Wesley Cummins ("Wesley"), Lance Cummins ("Lance"), Nicholas Cummins ("Nicholas") and Nathan Cummins ("Nathan").

WHEREAS, the Growers grow potatoes and desire to provide and sell their potatoes to CFP upon the terms and conditions set forth in this Agreement;

WHEREAS, CFP is a purchaser of potatoes and desires to purchase the Growers' potatoes upon the terms and conditions set forth in this Agreement;

WHEREAS, Wesley and Lance are the sole shareholders of Southern Slope; and

WHEREAS, Nicholas and Nathan are the majority shareholders of Black Rock;

NOW THEREFORE, for due and valid consideration, the receipt of which is hereby acknowledged, and in consideration of the mutual promises, representations, warranties and covenants contained herein, the parties hereby agree as follows:

1.     Purchase and Sale. Subject to the terms and conditions contained herein, each of the Growers hereby agrees to sell, and CFP agrees to purchase, all of the potatoes grown in Idaho by such Grower during the term hereof; provided, however, that the Growers may together grow potatoes on up to an aggregate of 1,000 acres of real property per year pursuant to a joint venture or contract with ConAgra Foods, Inc. that will not be subject to this Agreement.

2.     Term. The initial term of this Agreement shall run until November 30, 2013. Thereafter, this Agreement shall automatically renew for additional one (1) year periods unless any party provides written notice to the other parties of its intent not to renew at least sixty (60) days prior to the expiration of the then-current term. Notwithstanding the foregoing provisions of this Section 2, this Agreement shall automatically terminate upon the occurrence of any of the following (each, an "Early Termination Event"):

     2.1     CFP shall default in the payment of rent or any other amount due (beyond any applicable cure or notice periods) under its Lease Agreement dated January 13, 2009 (the "Lease Agreement") between CFP and Cummins Family Holdings, LLC, an Idaho limited liability company ("Holdings");

     2.2     Any failure by CFP to observe or perform any other provision, covenant or condition of the Lease Agreement to be observed or performed by CFP where such failure continues for thirty (30) days after written notice thereof from Holdings to CFP; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, CFP shall not be deemed to be in default if it shall commence such cure within such period and thereafter rectify and cure said default with due diligence;

     2.3     CFP elects in writing to terminate this Agreement with respect to either Grower following a breach by such Grower of the terms and conditions contained herein; provided, however, that such Grower shall first receive fifteen (15) days' prior written notice of such breach and such Grower shall fail to remedy the same within such fifteen (15) day period;

     2.4     Either Grower elects in writing to terminate this Agreement with respect to such Grower following a breach by CFP of the terms and conditions contained herein; provided, however, that CFP shall first receive fifteen (15) days' prior written notice of such breach and CFP shall fail to remedy the same within such fifteen (15) day period;

     2.5     An assignment by CFP for the benefit of its creditors; or the filing of a voluntary or involuntary petition by or against CFP under any law for the purpose of adjudicating CFP as bankrupt, or for extending time for payment, adjustment or satisfaction of CFP's liabilities, or the reorganization, dissolution, or arrangement on account of or to prevent bankruptcy or insolvency of CFP; unless the assignment or proceedings, and all orders, adjudications, custodies and supervision are dismissed, vacated or otherwise permanently stayed or terminated within sixty (60) days after the assignment, filing or other initial event;

     2.6     An assignment by Flight Safety Technologies, Inc., a Nevada corporation ("Flight Safety") for the benefit of its creditors; or the filing of a voluntary or involuntary petition by or against Flight Safety under any law for the purpose of adjudicating Flight Safety as bankrupt, or for extending time for payment, adjustment or satisfaction of Flight Safety's liabilities, or the reorganization, dissolution, or arrangement on account of or to prevent bankruptcy or insolvency of Flight Safety; unless the assignment or proceedings, and all orders, adjudications, custodies and supervision are dismissed, vacated or otherwise permanently stayed or terminated within sixty (60) days after the assignment, filing or other initial event; or

     2.7     Any shares of Series A Convertible Preferred Stock of Flight Safety acquired by Cummins Family Limited Partnership, L.P., an Idaho corporation (the "Purchaser") pursuant to the Purchase Agreement executed on or about the date hereof by and between Flight Safety and the Purchaser (the "Purchase Agreement") shall be or become non-voting for any reason.

     Upon any termination of this Agreement, whether as a result of an Early Termination Event or otherwise, each Grower's obligation to deliver potatoes hereunder shall immediately terminate, and CFP shall pay to each Grower the amount owing to such Grower with respect to any potatoes previously delivered.

3.     Delivery. Each Grower shall, at its expense, deliver its potatoes to CFP's packing shed located at 2570 Eldridge Ave., Twin Falls, Idaho 83301. The delivery schedule shall be mutually agreed upon by each Grower and CFP to provide for an even packing rate throughout the year. Title to and risk of loss of potatoes shall remain with the respective Grower until such potatoes have been weighed and unloaded by CFP.

4.     Price. The purchase price of each Grower's potatoes shall be (a) the price at which CFP sells the potatoes less (b) packing charges with respect to such potatoes at the rates set forth on Exhibit A hereto (the "Packing Charges"). Commencing on the one (1) year anniversary hereof and on each one (1) year anniversary thereafter, the parties agree to negotiate in good faith in an attempt to amend the Packing Charges to reflect increases or decreases in the cost component of the Packing Charges.

5.     Payments. CFP shall pay each Grower for such Grower's respective potatoes within sixty (60) days of delivery. CFP is authorized to distribute payments to each Grower at such Grower's address listed in the first paragraph hereof, or at such other address as may be requested by such Grower in writing. If the potatoes provided by such Grower are subject to any liens, CFP is hereby authorized, in accordance with the Food Security Act of 1985, to add such lien holders as additional payees on any checks issued to such Grower with respect to such potatoes.

6.     Pesticides. Each Grower agrees to use only those pesticides and chemicals that are lawfully registered; and warrants that the potatoes, when delivered to CFP, are not contaminated with any substance that constitutes a food safety hazard, or adulterated within the meaning of the Federal Food, Drug, and Cosmetic Act. In the event of non-compliance by a Grower with any part of this section, CFP shall have the option of refusing to accept delivery of such portion of such Grower's potatoes, which shall cease any obligation to pay for any rejected potatoes.

7.     Exclusivity.

     7.1     Crop Rotation. Each Grower shall grow potatoes on all agricultural property owned or leased in Idaho by such Grower, subject to a reasonable crop rotation.

     7.2     Other Operations. During the term of this Agreement, each of Wesley and Lance (with respect to Southern Slope) and Nicholas and Nathan (with respect to Black Rock) hereby covenant and agree not to directly or indirectly (whether as an owner, partner, joint venturer or agent) grow potatoes other than through Southern Slope and Black Rock.

8.     Miscellaneous.

     8.1     Several Obligations. The covenants, agreements, conditions, provisions, representations, warranties or obligations of each party hereunder shall be several with respect to such party, and not joint.

     8.2     Further Assurances. The parties hereto shall deliver or cause to be delivered to the other parties at such times and places as shall be reasonably agreed, such additional instruments as the other may reasonably request for the purpose of consummating the transactions contemplated by this Agreement.

     8.3     Relationship. The parties agree that nothing contained in this Agreement shall create any partnership, agency, or employment arrangement.

     8.4     Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and, to the extent permitted by law, shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns and the heirs and legal representatives of any individual party hereto.

     8.5     Entire Agreement; Amendments. This Agreement (including the exhibits and annexes attached hereto) constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior understandings and agreements, whether written or oral, with respect to the subject matter hereof. This Agreement may be modified or amended only by a written instrument executed by the parties hereto.

     8.6     Counterparts. This Agreement may be executed in any number of counterparts by original or facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one instrument.

     8.7     Severability. If any clause or provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, then such clause or provision will be severed from this Agreement and the Agreement will be enforced to the fullest extent permitted by law in a manner that is consistent with the intentions of the parties hereto.

     8.8     Governing Law. This Agreement shall be construed in accordance with the laws of the State of Idaho without regard to its conflict of law rules.

     8.9     Litigation. Should any litigation be commenced between the parties concerning this Agreement or the rights and duties of the parties in relation thereto, the action shall be brought in Twin Falls County, Idaho. The prevailing party in any litigation shall be entitled to recover, in addition to such other relief as may be granted, reasonable attorneys fees and costs.

     8.10     Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

     8.11     No Third-Party Rights. This Agreement and the covenants and agreements contained herein are solely for the benefit of the parties hereto. No other person or entity shall be entitled to enforce, make any claims under, or have any right pursuant to, the provisions of this Agreement.

     8.12     Time of Essence. The parties hereto agree that time is and shall be, of the essence in each and every term and condition contained herein.

     8.13     Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing by mail, facsimile or personal delivery and shall be effective upon actual receipt of such notice. The addresses for such communications shall be:

          to CFP:

                    Cummins Family Produce, Inc.
                    c/o Kenneth Wood
                    18 Brookside Drive
                    Warren, NJ 07059
                    Attention: President and CEO

                    and

                    Cummins Family Produce, Inc.
                    c/o Richard Rosenfeld
                    105 Stonebridge Road
                    Montclair, NJ 07042
                    Attention: CFO

          to Southern Slope:

                    Southern Slope, Inc.
                    2570 Eldridge Ave.
                    Twin Falls, ID 83301
                    Attention: Wesley Cummins

                    and

                    Southern Slope, Inc.
                    1674 Mesa Ridge Avenue
                    Westlake Village, CA 91362
                    Attention: Wesley Cummins

          to Black Rock:

                    Black Rock Ag., Inc.
                    2927 North 4300 East
                    Murtaugh, ID 83344
                    Attention: Nicholas Cummins

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     In Witness Whereof, the parties hereto have executed this Agreement as of the day and year first above written.

Southern Slope	Southern Slope, Inc. By: /s/ Wesley Cummins
Name: Wesley Cummins Title: President
Black Rock	Black Rock, Inc. By: /s/ Nicholas Cummins
Name: Nicholas Cummins Title: President
Cummins	Cummins Family Produce, Inc. By: /s/ Wesley Cummins
Name: Wesley Cummins Title: President

Accepted and agreed with respect to the provisions of Section 7.2 hereof.

/s/ Wesley Cummins
Wesley Cummins
/s/ Lance Cummins
Lance Cummins
/s/ Nicholas Cummins
Nicholas Cummins
/s/ Nathan Cummins
Nathan Cummins

Exhibit A

Packing Charges

[to be attached].